EXHIBIT 7(1)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

March, 8 2001 - Oslo, Norway, London, England, Toronto, Canada -- CanArgo Energy Corporation ("CanArgo") (OSE: CNR, OTCBB: GUSH) announces that it intends to make an offer ("the Offer") to purchase all outstanding common shares of Lateral Vector Resources Inc. ("LVR") (TSE: LVR.TO-NEWS). The Offer will be made through a wholly owned subsidiary of CanArgo organised for the purposes of making the offer.

The basis of the Offer to LVR shareholders will be C$0.10 in cash for each outstanding LVR share.

The C$0.10 per share cash offer represents a 180% premium to the weighted average trading price of the LVR shares on the Toronto Stock Exchange for the 30 trading day period ending on March 6th , 2001. Based on publicly available information, the transaction value represented by the Offer is approximately C$3.25million.

The Offer will be financed from CanArgo's cash resources. The Offer will be conditional upon the deposit of at least 90% of the outstanding LVR shares (calculated on a fully diluted basis). The Offer will also be subject to the receipt of all required regulatory approvals (including any required in Ukraine) and other conditions customary in this type of transaction, including the absence of any material change in the business or operations of LVR.

The Offer will be open for acceptance for approximately 21 days following the date of mailing, which is expected to occur shortly. Sundal Collier & Co (Oslo, Norway), DnB Markets (Oslo, Norway) and Yorkton Securities Inc (Calgary, Alberta), are acting as financial advisers to CanArgo. In addition, Yorkton Securities Inc are also acting as soliciting dealer manager for the Offer. The Offer will also be conditional upon the lapse or termination without material cost to LVR of the Letter of Agreement between LVR and Carpatsky Petroleum Inc announced on March, 2nd 2001 and relating to the proposed acquisition of LVR.

LVR is an oil and gas company with headquarters in Regina, Saskatchewan, with activities principally in east Ukraine. According to publicly available information, LVR negotiated and concluded a Joint Investment Production Activity
(JIPA) agreement in 1998 to develop the Bugruvativske Field together with Ukrnafta (a Ukrainian oil and gas company). Please refer to www.sedar.com for publicly available information regarding LVR.

Through the acquisition, CanArgo intend to further broaden its operations in Ukraine, where it has resumed operations together with Ukrnafta to further develop the Stynawske oil field.

CanArgo is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the Republic of Georgia.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in CanArgo's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess CanArgo's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CanArgo cannot give assurance that the results anticipated herein will be attained.
For  further  information,  contact:


Murray  Chancellor,  Chief  Operating  Officer,  CanArgo
Mobile  :  +995  99  159979
Tel  :  +44.207.808.4700
Fax  :  +44.207.808.4747

Anthony  J.  Potter,  Chief  Financial  Officer,  CanArgo
Mobile  :  +44  7771  761364
Tel  :  +44.207.808.4700
Fax  :  +44.207.808.4747

Norway
Eric  Cameron,  Gambit
Tel  :  +47.22.04.82.00
Fax  :  +47.22.04.82.01